Exhibit 10.5

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
between
NATIONAL CONSUMER COOPERATIVE BANK
and
CHARLES E. SNYDER

TABLE OF CONTENTS

1.	Employment		1
2.	Position and Duties		1
3.	Compensation		2
4.	Termination of Employment		2
	(a)	Involuntary Termination Other Than For Cause, Disability or Death (Including Good Reason Termination)	2
	(b)	Unilateral Voluntary Resignation	4
	(c)	Disability	5
	(d)	Death	6
	(e)	Other Termination	6
	(f)	Full Discharge of Company Obligations	6
	(g)	Specified Employee	7
	(h)	Employee Benefit Plans	7
	(i)	Definitions	8
5.	Special Covenants of Executive		9
	(a)	Noncompetition	10
	(b)	Consultation	10
	(c)	Definition	10
6.	Arbitration		10
7.	Miscellaneous		11
	(a)	Survival	11
	(b)	Binding Effect	11
	(c)	Assignment	11
	(d)	Entire Agreement	11
	(e)	Amendments	12
	(f)	Headings	12
	(g)	Counterparts	12
	(h)	Governing Law	12
	(i)	Section 409A	12
Form of Release

i

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT, initially effective as of April 16, 1996 (the “Agreement”), is by and between NATIONAL CONSUMER COOPERATIVE BANK (the “Bank”), and CHARLES E. SNYDER, a resident of Virginia. This Agreement is amended and restated effective as of the date set forth below.
Recitals:
     A. Mr. Snyder has been employed by the Bank as its President and Chief Executive Officer since January 1992, and previously was the Bank’s Chief Financial Officer;
     B. The Bank believes that Mr. Snyder is a key employee of the Bank and that it is in the Bank’s best interests to retain the services of Mr. Snyder;
     C. The Bank therefore desires to continue this Agreement embodying the terms of such employment;
     D. Mr. Snyder desires to continue his employment with the Bank and to continue this Agreement;
     E. The Bank and Mr. Snyder have amended the original Agreement and desire to further amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”), to modify the benefits to which Mr. Snyder is entitled upon his termination of employment and to otherwise clarify the terms of the Agreement; and
     F. For their convenience, the Bank and Mr. Snyder desire to restate in a single document the Agreement as initially effective as of April 16, 1996 and as amended and restated as of the date set forth below.
Agreements:
     In consideration of the premises and the mutual covenants herein contained, the Bank and Mr. Snyder hereby agree as follows:
     1. Employment. The Bank shall continue to employ Mr. Snyder and Mr. Snyder agrees to remain employed by the Bank under the terms of this Agreement until such employment is terminated by either party as provided in this Agreement.
     2. Position and Duties. During the term of his employment, Mr. Snyder shall serve as President and Chief Executive Officer of the Bank. Mr. Snyder shall devote all of the time, attention, skill and efforts to the performance of his duties for and on behalf of the Bank and its subsidiaries as is customary for a Chief Executive Officer of a financial institution of the size of the Bank and such subsidiaries.
     3. Compensation. During the term of his employment, the Bank shall pay Mr. Snyder a base salary at the rate determined by the Board of Directors of the Bank. Additionally, during the term of his employment, Mr. Snyder shall receive such incentive compensation and related employee benefits as the Board of Directors of the Bank may reasonably determine, from time to time.
     4. Termination of Employment1
          (a) Involuntary Termination Other Than For Cause, Disability or Death (Including Good Reason Termination). In the event of termination of Mr. Snyder’s employment by the Bank for any reason other than (i) Termination For Cause, (ii) Disability or (iii) death, the Bank shall provide to Mr. Snyder thirty (30) days advance written notice of such termination. In the event of a Good Reason Termination, Mr. Snyder shall provide to the Bank thirty (30) days advance written notice of such termination.
          In the absence of any breach of the terms of this Agreement, the following benefits shall be payable to Mr. Snyder upon his involuntary termination of employment by the Bank (including Good Reason Termination but not including termination by reason of Disability or death, or Termination for Cause), provided that such termination constitutes a separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code:
     (i) Accrued Compensation, Vacation and Sick Leave. Mr. Snyder shall be paid his earned salary and accrued but unused vacation and sick leave through the date on which his termination occurs. Payment shall be made in a lump sum on the 30th day following the date of his termination. Upon termination, Mr. Snyder shall immediately cease to accrue vacation and sick leave.
     (ii) Salary Continuation. The Bank shall provide to Mr. Snyder his Base Salary at the Effective Rate for a period of twenty-four (24) months following the date on which his termination occurs, payable in accordance with the Bank’s normal payroll practices. The benefits described in this Section 4(a)(ii) shall be treated as a single payment for purposes of Section 409A(a)(4)(C) of the Code and Mr. Snyder and the Bank may mutually agree to a

[1]	The capitalized terms used in Article 4 that are not elsewhere defined are defined in Section 4(i) below.

lump sum payment if such agreement is made in the time and manner required by Section 409A(a)(4)(C) of the Code.
     (iii) Benefit Continuation. The Bank shall provide to Mr. Snyder the medical, dental and life insurance benefits offered by the Bank to active employees for a period of twenty-four (24) months following the date on which his termination occurs, except that with respect to medical benefits, beginning on the date that Mr. Snyder becomes Medicare-eligible, Medicare (parts A, B and D) shall be primary and the Bank’s medical plan shall be secondary. To receive this coverage, Mr. Snyder shall pay the employee portion of the premiums, and the Bank shall pay the employer portion of the premiums during this period. For purposes of Section 4980B(f)(3) of the Code and Section 603 of ERISA, the “qualifying event” with respect to Mr. Snyder shall be deemed to occur on the date upon which such coverage ceases pursuant to this Section 4(a)(iii).
     (iv) Qualified Plan Amounts. In lieu of the employer contributions to the Bank’s qualified retirement plans that, but for Mr. Snyder’s termination, would have been allocated to Mr. Snyder’s qualified retirement plan account(s) for the six-month period following his termination, the Bank shall pay to Mr. Snyder, on the 60th day following the date of his termination, a lump sum payment equal to six (6) percent of the lesser of Mr. Snyder’s Base Salary at the Effective Rate or the dollar limit imposed by Section 401(a)(17) of the Code for the year of termination.
     (v) Modification of Benefits. The benefits described in Sections 4(a)(ii) — (iv) shall be modified as of the effective date of Mr. Snyder’s employment in a New Executive Position. If such New Executive Position has a salary plus bonus or similar incentive compensation (the “New Compensation”) equal to at least 90 percent of Mr. Snyder’s Base Salary at the Effective Rate plus his average bonus under the Executive Management Short Term Incentive Plan for the five fiscal year average preceding the year in which his employment at the Bank terminated (“Old Compensation”), then the benefits set forth in Sections 4(a)(ii) — (iv) shall terminate. If the New Compensation equals less than 90 percent of such Old Compensation, then such benefits shall be reduced to an amount that, combined with the New Compensation, shall equal 90 percent of the Old Compensation.

          (b) Unilateral Voluntary Resignation. Mr. Snyder agrees to provide six (6) months’ advance written notice to the Bank of any Unilateral Voluntary Resignation. In the absence of any breach of the terms of this Agreement, the following benefits shall be payable to Mr. Snyder upon his Unilateral Voluntary Resignation:
     (i) Accrued Compensation, Vacation and Sick Leave. Mr. Snyder shall be paid his earned salary and accrued but unused vacation and sick leave through the date on which his Unilateral Voluntary Resignation is effective. Payment shall be made in a lump sum on the 30th day following such effective date. Mr. Snyder shall cease to accrue vacation and sick leave immediately upon the effective date of his Unilateral Voluntary Resignation.
     (ii) Salary Continuation. The Bank shall provide to Mr. Snyder his Base Salary at the Effective Rate for a period of twelve (12) months following the effective date of his Unilateral Voluntary Resignation, payable in accordance with the Bank’s normal payroll practices. The benefits described in this Section 4(b)(ii) shall be treated as a single payment for purposes of Section 409A(a)(4)(C) of the Code and Mr. Snyder and the Bank may mutually agree to a lump sum payment if such agreement is made in the time and manner required by Section 409A(a)(4)(C) of the Code.
     (iii) Benefit Continuation. The Bank shall provide to Mr. Snyder the medical, dental and life insurance benefits offered by the Bank to active employees for a period of twelve (12) months following the date on which his Unilateral Voluntary Resignation becomes effective, except that with respect to medical benefits, beginning on the date that Mr. Snyder becomes Medicare-eligible, Medicare (parts A, B and D) shall be primary and the Bank’s medical plan shall be secondary. To receive this coverage, Mr. Snyder shall pay the employee portion of the premiums, and the Bank shall pay the employer portion of the premiums during this period. For purposes of Section 4980B(f)(3) of the Code and Section 603 of ERISA, the “qualifying event” with respect to Mr. Snyder shall be deemed to occur on the date upon which such coverage ceases pursuant to this Section 4(b)(iii).
     (iv) Modification of Benefits. The benefits described in Sections 4(b)(ii) and (iii) shall be modified as provided in Section 4(a)(v) of this Agreement as of the effective date of Mr. Snyder’s employment in a New Executive Position.

          (c) Disability. This Agreement shall terminate immediately upon the termination of Mr. Snyder’s employment by reason of his Disability (provided that such termination of employment constitutes a separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code).
          In the absence of any breach of the terms of this Agreement, the following benefits shall be payable to Mr. Snyder upon termination of his employment by reason of his Disability:
     (i) Accrued Compensation, Vacation and Sick Leave. Mr. Snyder shall be paid his earned salary and accrued but unused vacation and sick leave through the date on which his termination by reason of his Disability occurs. Payment shall be made in a lump sum on the 30th day following the date of his termination. Mr. Snyder shall cease to accrue vacation and sick leave immediately upon his termination.
     (ii) Salary Continuation. The Bank shall provide to Mr. Snyder his Base Salary at the Effective Rate for a period of twenty-four (24) months following the date on which his termination occurs by reason of his Disability, payable in accordance with the Bank’s normal payroll practices.
     (iii) Benefit Continuation. The Bank shall provide to Mr. Snyder the medical, dental and life insurance benefits offered by the Bank to active employees for a period of twenty-four (24) months following the date on which his employment with the Bank terminates by reason of his Disability, except that with respect to medical benefits, beginning on the date that Mr. Snyder becomes Medicare-eligible, Medicare (parts A, B and D) shall be primary and the Bank’s medical plan shall be secondary. To receive this coverage, Mr. Snyder shall pay the employee portion of the premiums, and the Bank shall pay the employer portion of the premiums during this period. For purposes of Section 4980B(f)(3) of the Code and Section 603 of ERISA, the “qualifying event” with respect to Mr. Snyder shall be deemed to occur on the date upon which such coverage ceases pursuant to this Section 4(c)(iii).
     (iv) Qualified Plan Amounts. In lieu of the employer contributions to the Bank’s qualified retirement plans that, but for Mr. Snyder’s termination, would have been allocated to Mr. Snyder’s qualified retirement plan account(s) for the six-month period following his termination, the Bank shall pay to Mr. Snyder, on the 60th day following the date of his termination, a lump sum payment equal to six (6) percent of the lesser of Mr. Snyder’s Base Salary at the Effective Rate or the dollar limit imposed by Section 401(a)(17) of the Code for the year of termination.
     (v) Other Disability Benefits. In the event that, at the date of termination by reason of Disability, the Bank has in effect any other plan providing disability benefits that (A) covers a substantial number of Bank employees, (B) was established before Mr. Snyder became Disabled and (C) pays Mr. Snyder bona fide disability pay within the meaning of Treas. Reg. § 1.409A-1(a)(5), then to the extent permitted by Treas. Reg. § 1.409A-3(i)(1)(ii), amounts due under this Section 4(c) shall be reduced on a dollar-for-dollar basis by the amount of such bona fide disability pay received or receivable under such plan.
     (vi) Modification of Benefits. In the event that, after his termination of employment with the Bank by reason of Disability, Mr. Snyder obtains employment in a New Executive Position, the benefits described in Sections 4(c)(ii) — (iv) shall be modified as provided in Section 4(a)(v) of this Agreement as of the effective date of Mr. Snyder’s employment in a New Executive Position.
          (d) Death. This Agreement shall terminate immediately upon the death of Mr. Snyder while he is employed by the Bank. In the absence of any breach of the terms of this Agreement, the Bank shall provide to Mr. Snyder’s designated beneficiary or, in the absence of such designation, to his estate, Mr. Snyder’s earned salary and accrued but unused vacation and sick leave through the date of his death in a lump sum on the 30th day following the date of his death.
          (e) Other Termination. In the event of Mr. Snyder’s Termination for Cause, or other termination of employment with the Bank that constitutes a separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code but does not entitle him to benefits under Sections 4(a), (b), (c), or (d) above, Mr. Snyder shall be paid his earned salary and accrued but unused vacation and sick leave through the date on which his termination is effective. Payment shall be made in a lump sum on the 30th day following his termination. Mr. Snyder shall cease to accrue vacation and sick leave immediately upon the effective date of his termination.
          (f) Full Discharge of Company Obligations. The amounts payable to Mr. Snyder pursuant to this Section 4 shall be in full and complete satisfaction of Mr. Snyder’s rights under this Agreement and any other claims he may have in respect of his employment by the Bank. Such amounts shall constitute liquidated damages with respect to any and all such rights and claims, and, upon Mr. Snyder’s receipt of such amounts, the Bank and all Releasees (as such term is defined in the Release attached hereto) shall be released and discharged from any and all liability to Mr. Snyder in connection with this Agreement or otherwise in connection with Mr. Snyder’s employment with the Bank as provided in the Release attached hereto. Notwithstanding anything else contained herein to the contrary, (i) the Bank’s obligations under this Section 4 are expressly conditioned upon the execution and nonrevocation of a general release and waiver by Mr. Snyder, substantially in the form attached hereto, of any claims he may have in connection with the termination of, or arising out of, his employment with the Bank (the “General Release”) and (ii) nothing in this Section 4(f) shall be construed to waive, release or otherwise limit any amounts required to be paid hereunder or any benefits due and payable to Mr. Snyder under the terms of any employee pension benefit plan, as defined in Section 3(2) of ERISA. In the event that Mr. Snyder has not executed the General Release or the period for revoking the General Release has not expired by the 60th day following his termination under Section 4(a), (b) or (c), any salary and benefit continuation to which Mr. Snyder is entitled pursuant to Sections 4(a)(ii), (iii) and (iv), 4(b)(ii) and (iii) or 4(c)(ii), (iii) and (iv), as the case may be, shall immediately cease and Mr. Snyder shall be required to repay to the Bank any salary continuation payments that have been made to him.
          (g) Specified Employee. Notwithstanding anything to the contrary in this Section 4, if Section 409A(a)(2)(B)(i) of the Code applies to this Agreement at the time when Mr. Snyder would otherwise commence receiving a benefit under this Section 4 and Mr. Snyder is a “specified employee” within the meaning of such Section 409A(a)(2)(B)(i), then to the extent required by such Section 409A(a)(2)(B)(i), any payments otherwise due during the six-month period immediately following Mr. Snyder’s separation from service (within the meaning of Section 409A(a)(2)(A)(i) of the Code) shall not be paid during such six-month period but shall be paid on the first business day that occurs six months following his separation from service. During such six-month period, interest on any salary continuation payments otherwise due shall accrue at the rate specified in the National Consumer Cooperative Bank Deferred Compensation Plan.
          (h) Employee Benefit Plans. Mr. Snyder shall only be entitled to the continued medical, dental and life insurance benefits described in Sections 4(a)(iii), (b)(iii) and (c)(iii) herein to the extent that the Bank continues to offer such benefits to active employees. All benefits are subject to the terms of the plans and insurance policies governing such benefits, as may be amended from time to time by the Bank or by the insurance provider. The Bank reserves the right to amend or terminate all employee benefit plans, programs, and arrangements at any time.
          (i) Definitions. For purposes of this Section 4, capitalized terms have the following meanings:
     (i) “Base Salary at the Effective Rate” means Mr. Snyder’s base salary as in effect on the date of his termination of employment, or, in the event that his salary has been reduced within 60 days prior to termination, his salary in effect immediately prior to such reduction.
     (ii) “Disability” means that Mr. Snyder has been determined by the Executive Committee of the Board of Directors of the Bank to be eligible for benefits under the Bank’s short-term disability policy and he has received benefits under the Bank’s short-term disability policy for a period of ninety (90) days.
     (iii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     (iv) “Good Reason Termination” means termination, resulting from a material diminution in Mr. Snyder’s responsibilities, the powers of his position or his salary or related compensation items, that constitutes a separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code. For purposes hereof, “material diminution” means (A) with respect to aggregate compensation, a reduction of at least 10 percent that is not accompanied by a substantially identical reduction in the aggregate compensation of all or substantially all other officers at or above the level of vice president and (B) with respect to responsibilities or powers, a change in organizational structure under which any division or senior officer reporting to Mr. Snyder would no longer do so; the employment by the Bank of any senior officer over the written opposition of Mr. Snyder; a decision by the Bank to enter a new or abandon an existing product market over the written opposition of Mr. Snyder; or the adoption or rejection by the Bank, over the written opposition of Mr. Snyder, of any substantial action that could reasonably be expected to have a material impact upon the financial condition of the Bank or the results of its operations.

     (v) “New Executive Position” means a position as an executive officer of a financial institution, manufacturing, sales or service corporation, or any other commercial or professional organization.
     (vi) “Termination For Cause” means the Bank’s termination of Mr. Snyder’s employment, which constitutes a separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code, based upon the Bank’s reasonable belief, after the exercise of due diligence, that Mr. Snyder (A) consistently has failed to perform substantial duties of his position, (B) consistently has performed substantial duties of his position in a grossly negligent manner, or (C) has been guilty of bad faith or willful misconduct in performing or failing to perform substantial duties of his position and has failed to correct any such condition identified in subsections (A), (B) or (C) above, within a reasonable time after written notice by the Bank to Mr. Snyder of such condition; or (D) has been convicted of a misdemeanor that causes material injury to the business or financial condition of the Bank; or (E) has been convicted of a felony; or (F) has been the subject of an information or indictment charging a felony (provided, that he shall be entitled to reinstatement, if requested, in the event no conviction is entered). For purposes hereof, “conviction” and “convicted” mean a final judgment on a verdict or finding of guilty, a plea of guilty, or a plea of nolo contendere. In the event that Mr. Snyder knows or reasonably should know that the Bank is planning to terminate him for Cause as defined herein and, prior to such Termination For Cause he voluntarily resigns, Mr. Snyder will be treated as though he was Terminated For Cause. This Agreement shall terminate immediately upon Mr. Snyder’s Termination for Cause.
     (vii) “Unilateral Voluntary Resignation” means Mr. Snyder’s written notice of resignation from his position as President and Chief Executive Officer of the Bank, that constitutes a separation from service within the meaning of Section 409A(a)(2)(A)(i) of the Code, for reasons (A) other than a reasonable belief of Mr. Snyder that the Bank desires that he resign and (B) that do not satisfy the requirements of a Good Reason Termination.
     5. Special Covenants of Executive. In order to receive the benefits described in Section 4 of this Agreement, Mr. Snyder must comply with the covenants set forth in Sections 5(a) and (b) below. In the event that Mr. Snyder breaches either of these covenants when he is receiving or has received benefits pursuant to Section 4, such benefits shall cease immediately and the Bank may pursue such other remedies in law or equity as it may deem appropriate to recover amounts paid pursuant to Section 4.
          (a) Noncompetition. Mr. Snyder agrees, during the period of three (3) years beginning on the date of termination of his employment (the “Restricted Period”) (a) not to acquire a substantial ownership interest in or to become employed by any entity, or to act on behalf of any entity as an independent contractor, in any form that is reasonably determined to be in direct competition with the Bank, including, without limitation, the providing or arranging of blanket loans to housing cooperatives or the public or private securitization thereof or the securitization of loans in a manner similar to the Bank’s Capital Markets Assurance Corporation (“Cap Mac”) securitization; (b) not to entice or induce any officer of the Bank to leave the Bank for the purpose of engaging in a business that is or will become a direct competitor of the Bank; and (c) not to divulge trade secrets or any other confidential information of material significance to the Bank’s business operations.
          (b) Consultation. During the Restricted Period Mr. Snyder agrees to provide consulting services to the Bank, at the specific reasonable written requests of the Bank, for a period of no more than fifteen (15) days (or portions thereof) per year, relating to matters as to which he devoted significant amounts of his attention during the period of his service at the Bank; and, after the Restricted Period, Mr. Snyder will provide reasonable cooperation and consultation with respect to any governmental investigation or any litigation arising out of matters to which he devoted significant amounts of his attention during the period of his service at the Bank; provided that such consulting services shall not require that Mr. Snyder travel outside the Greater Washington, D.C. Metropolitan area and provided further, that such consulting services need not be performed by Mr. Snyder during regular business hours of the Bank or at the offices of the Bank.
          (c) Definition. For purposes of this Section 5, the term “Bank” shall include any affiliate of the Bank.
     6. Arbitration. Any controversy, claim or dispute under or arising out of this Agreement shall be resolved by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association, and judgment upon the award rendered in such arbitration may be entered in any court of competent jurisdiction. With respect to any matter submitted to arbitration hereunder, both parties shall use their best efforts to cause such arbitration proceeding to be commenced and completed as promptly as is reasonably possible.

     7. Miscellaneous.
          (a) Survival. Sections 5 (relating to noncompetition and consultation) and 7(b), (c) and (h) (relating, among other things, to binding effect, assignment and governing law) shall survive the termination hereof. Section 4 (relating to termination) shall survive the termination hereof to the extent that, prior thereto, Mr. Snyder (or his beneficiaries or estate) has become entitled to receive any of the benefits payable thereunder.
          (b) Binding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the Bank and any person or entity that succeeds to the interest of the Bank (regardless of whether such succession does or does not occur by operation of law) by reason of the sale of all or substantially all of the Bank’s assets or a merger, consolidation or reorganization involving the Bank. Any successor in interest to the Bank shall acknowledge in writing to Mr. Snyder that it has assumed this Agreement and is responsible to Mr. Snyder for the performance of the Bank’s obligations under this Agreement. Without limiting the generality of the foregoing, the Bank shall have the right, without the consent of Mr. Snyder, to assign this Agreement and its obligations to any other entity controlled by or under common control with the Bank or resulting from the implementation of any restructuring of the Bank (the “New Entity”) or any subsidiary of any New Entity by which Mr. Snyder becomes employed, at the discretion of the Bank. Following any such assignment, such New Entity or subsidiary shall be treated as the Bank for all purposes of this Agreement. The Bank and Mr. Snyder agree that following any assignment, all covenants described herein in favor of the Bank shall, from and after the date of such assignment, inure solely to the benefit of the assignee. This Agreement shall also be binding on, and shall inure to the benefit of Mr. Snyder’s heirs, executors, administrators and legal representatives.
          (c) Assignment. Except as provided under Section 7(b), neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.
          (d) Entire Agreement. This Agreement between the Bank and Mr. Snyder sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations, warranties or inducements, whether oral or written, by the parties hereto in respect of the subject matter contained herein; and any prior agreement of the parties hereto in respect of the subject matter contained herein shall be terminated and canceled, including, without limitation, Severance Agreements dated January 31, 1992 and April 16, 1996, but not including the Deferred Compensation Agreement with Charles E.

Snyder dated November 4, 1994 and amended and restated effective January 1, 2009; provided, that in the event of any conflict in language between such Deferred Compensation Agreement and this Agreement, this Agreement shall govern. Mr. Snyder acknowledges that he is entering into this Agreement of his own free will and accord, and with no duress, that he has read this Agreement and that he understands it and its legal consequences.
          (e) Amendments. This Agreement may not be altered, modified or amended except by a written instrument signed by each of the parties hereto.
          (f) Headings. Headings to sections in this Agreement are for the convenience of the parties only and are not intended to be part of or to affect the meaning or interpretation hereof.
          (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
          (h) Governing Law. This Agreement shall be governed by the laws of the District of Columbia, without reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.
          (i) Section 409A. This amended and restated Agreement is intended to comply with the requirements of, and shall be administered and interpreted in accordance with, Section 409A of the Code and applicable guidance thereunder.

     IN WITNESS WHEREOF, the Bank has caused this Agreement to be duly executed by its Chairman, following its review and approval by the Board of Directors of the Bank, and Mr. Snyder has duly executed this Agreement, amended and restated effective as of the date set forth below.
National Consumer Cooperative Bank

By:	/s/ Irma Cota		Date: December 12, 2008
	Name:	Irma Cota
	Title:	Chairman

By:	Charles E. Snyder		Date: December 8, 2008
Charles E. Snyder

Release
     By signing in the space provided below and accepting the benefits described in Section 4 of my Amended and Restated Employment Agreement effective as of                                         , 2008, with the National Consumer Cooperative Bank (the “Company”) (the “Severance Benefit”), on behalf of myself, and on behalf of my heirs, successors and assigns, I release and forever discharge the Company, its subsidiaries, successors, assigns, insurers, shareholders, directors, officers, employees, affiliates, employee benefit plans, trustees, fiduciaries, and administrators of such plans, and all of their respective heirs, successors, and assigns (collectively, “Releasees”) from any and all claims, demands, actions, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when I sign this Agreement, I have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims
•	relating to my employment by or the termination of my employment with the Company, its subsidiaries, predecessors, and affiliates;

•	of wrongful discharge;

•	of breach of contract;

•	of breach of fiduciary duty;

•	of retaliation or discrimination on the basis of sex, race, national origin, gender, religion, age, sexual orientation, or handicap under federal, state or local law;

•	under the federal Family and Medical Leave Act, the Civil Rights Acts of 1964 and 1991, the Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefits Protection Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, Section 806 of the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Genetic Information Nondiscrimination Act of 2008, the Equal Pay Act of 1963, and the National Labor Relations Act, if applicable, all as amended;

•	under federal, state or local human rights laws, including but not limited to the DC Human Rights Act of 1977 and the Virginia Human Rights Act;

•	under state wage and hour laws;

•	of defamation, slander, infliction of emotional distress or other torts;

•	of fraud or misrepresentation;

•	of violation of public policy;

•	for loss of future earnings;

•	for workers compensation;

•	for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefits;

•	under any other federal, state, or local statute, rule or regulation or principle of common, tort or contract law; and

•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorneys’ fees;

provided, however, that this Release will not affect any vested rights I may have under any Company compensation or benefit plan or my right to continue health coverage under Section 4980B(f) of the Internal Revenue Code of 1986, as amended, or Section 603 of ERISA.
     I agree that nothing in this Release is intended or shall be construed to affect, limit or otherwise interfere with any non-waivable right that I may possess under federal, state or local law. However, if any agency or court, including but not limited to the Equal Employment Opportunity Commission, assumes jurisdiction of any such Claim against a Releasee or Releasees on my behalf, I waive my right to individual or other monetary relief, and to the extent such individual or monetary relief cannot be waived, I assign all my rights to such relief to the Company.
     I also agree not to make any statement or otherwise take any other action that would or might reasonably be interpreted as harmful to the Company, and that I remain subject to and will continue to comply with any restrictive covenants contained in any agreement that I signed prior to this release, including but not limited to my Amended and Restated Employment Agreement and the NCB Affiliated Employees Confidentiality Agreement, if applicable.
     By signing this Release, I acknowledge that I have had time to fully consider its terms, that I am accepting them knowingly and voluntarily, and that I am receiving the Severance Benefit, which is compensation to which I would not otherwise be entitled. I also acknowledge that, by signing this Release, I am relying solely on the contents of my Amended and Restated Employment Agreement describing the Severance Benefit and the Release and not on any representations or promises, either express or implied, by any representative of the Company concerning the meaning of these documents or any aspect of my termination. I further acknowledge that my decision to sign this letter does not result from any threats or other coercive activities to induce acceptance of the Severance Benefit and this Release.
     I acknowledge that I have been given a period of at least forty-five (45) days in which to consider the terms of this Release. If I have chosen to sign this Agreement in less than forty-five days, I represent that I did so voluntarily without any pressure by the Company. I understand that I have the right to revoke this Release at any time within seven (7) days after signing it, by providing written notice to Company, and that upon such revocation, I will not be entitled to the Severance Benefit, with the exception of the salary, vacation and sick leave that I have accrued through the date of my termination of employment. I understand that if I do not sign this Release, or if I revoke the Release within seven days after signing it as permitted by this agreement, I shall not be entitled to the Severance Benefit, with the exception of the salary, vacation and sick leave that I have accrued through the date of my termination of employment,

2

and shall be required to repay the Severance Benefit to the Company to the extent that I have received any payments or benefits thereunder.
     I have been advised by the Company to consult with an attorney before signing this Agreement, and I fully understand and appreciate the consequence of signing this Release.

AGREED AND ACCEPTED:

NAME

DATE

WITNESSED:

NAME

DATE

3